                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our reports dated (i) February 10, 1997 with respect to the consolidated financial statements of Commodore Media, Inc. and Subsidiaries, (ii) February 3, 1997 with respect to the consolidated financial statements of Southern Star Communications Inc., formerly known as Osborn Communications Corporation, and (iii) March 5, 1998, except for Notes 2 and 14 as to which the date is April 27, 1998, with respect to the consolidated financial statements of SFX Broadcasting, Inc. and Subsidiaries, in the Registration Statement on Form S-8 pertaining to the 1998 Stock Option Plan of Capstar Broadcasting Corporation.


                                                ERNST & YOUNG LLP

                                                /s/ Ernst & Young LLP


New York, New York
July 6, 1998